EX-99.h.1.ii

AMENDED AND RESTATED

SCHEDULE A

DELAWARE GROUP GOVERNMENT FUND

SHAREHOLDER SERVICES AGREEMENT

APPLICABLE SERIES

AS OF DECEMBER 1, 2025

Nomura Strategic Income Fund (formerly, Macquarie Strategic Income Fund)	Effective as of April 19, 2001
Nomura Emerging Markets Debt Corporate Fund (formerly, Macquarie Emerging Markets Debt Corporate Fund)	Effective as of September 30, 2013

AGREED AND ACCEPTED:

DELAWARE INVESTMENTS FUND SERVICE COMPANY		DELAWARE GROUP GOVERNMENT FUND for its series set forth in this Schedule A

By:	/s/ Richard Salus	By:	/s/ Shawn K. Lytle
Name:	Richard Salus	Name:	Shawn K. Lytle
Title:	SVP/Global Head of Fund Services/Managing Director	Title:	President/Senior Managing Director